Exhibit 99.3

Contact:	David A. Johnson, CEO
Thomas J. Concannon, CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS ANNOUNCES $25,150,000 PRIVATE PLACEMENT OF COMMON STOCK AND COMPLETION OF ACQUISITION OF TRACE ENERGY SERVICES, LTD.

HOUSTON, TEXAS December 2, 2005 - Geokinetics Inc. (OTCBB: GOKN) announced today that it has completed a private placement of 20,120,000 shares of Common Stock at a purchase price of $1.25 per share with a limited number of investors.  In addition, the Company granted the investors five-year warrants to purchase up to an additional 2,012,000 shares at a price of $2.00 per share.  The Company used substantially all of the net proceeds from the private placement to fund the previously announced acquisition of 100% of the common shares of Trace Energy Services Ltd. (headquartered in Calgary, Alberta, Canada), which closed simultaneously with the private placement, and to pay off certain equipment debt.

Neither the shares of Common Stock sold to the investors, the investors’ warrants, nor the additional shares of Common Stock covered by the investors’ warrants, have been registered under the Securities Act of 1933.  Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  Geokinetics Inc. has agreed to file a registration statement covering resale of these securities by the investors.  This press release does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

Geokinetics Inc., based in Houston, Texas, is a provider of 3D seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics is the second largest operator of seismic crews in North America.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX